Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Multistate Trust II
333-14729, 811-07755

A special meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007, with the meeting for Nuveen New York Municipal
Bond Fund being subsequently adjourned to October 22, 2007, and the meeting for Nuveen
California High Yield Municipal Bond Fund subsequently being adjourned to October 22, 2007 and additionally adjourned to November 8, 2007, at this meeting shareholders were asked to vote on a New Investment Management Agreement.

The results of the vote for the new Investment
Management Agreement were as follows:

 <c>  Nuveen California  Municipal Bond  Fund
<c>   Nuveen California Insured Municipal Bond  Fund
<c>  Nuveen  Connecticut  Municipal Bond  Fund
 <c> Nuveen New Jersey Municipal  Bond Fund
<c>To approve a new investment management agreement
   For
   16,423,171
   11,074,422
    15,178,846
   9,882,785
   Against
     435,986
     481,845
    364,794
    464,445
   Abstain
    660,478
     795,692
     491,396
    263,939
   Broker Non-Votes
    5,680,950
    3,572,333
     5,664,677
   2,457,294
      Total
    23,200,585
    15,924,292
    21,699,713
    13,068,463

<c>  Nuveen Massachusetts Insured Municipal Bond Fund
<c>   Nuveen Massachusetts Municipal Bond Fund
<c>   Nuveen New York Municipal Bond Fund
 <c>  Nuveen New York Insured Municipal Bond Fund
<c>To approve a new investment management agreement
   For
   3,884,955
   9,049,527
   19,112,241
    14,795,285
   Against
   362,215
    246,629
   897,183
    530,950
   Abstain
   126,890
   335,819
   819,880
    1,001,753
   Broker Non-Votes
1,023,376
    4,910,561
   7,371,521
    3,512,035
      Total
   5,397,436
   14,542,536
   28,200,825
   19,840,023

Proxy materials are herein incorporated by reference to the SEC filing on August 29, 2007, under Conformed Submission Type DEF 14A, accession number 0000950137-07-013167.